Exhibit 99.1

NEWS RELEASE

FOR RELEASE FRIDAY, JUNE 17, 2005 at 8:01 AM EST

Contact:
Teresa McNeely (media) (617) 679-7405	Kyle Kuvalanka (investors) (617) 761-4734

MILLENNIUM ANNOUNCES APPOINTMENT TO BOARD OF DIRECTORS

Cambridge, Mass., June 17, 2005 –Millennium Pharmaceuticals, Inc. (Nasdaq: MLNM) today announced Robert F. Friel joined the Millennium Board of Directors and became a member of the Board’s Audit Committee. Mr. Friel currently serves as executive vice president and chief financial officer of PerkinElmer, Inc., a global innovator in health services and industrial sciences with annual revenues of $1.8 billion.

“We are very pleased to welcome Rob to our Board of Directors,” said Mark Levin, chairperson and chief executive officer of Millennium. “He brings a depth of financial, operational and transactional experience in the health sciences industry that is ideally suited to our stage of development as we evolve into a fully integrated, biopharmaceutical company committed to delivering commercially successful breakthrough products to patients.”

“I welcome the opportunity to work with Millennium and believe that my experience in business development and finance will be an asset to the Board,” said Mr. Friel. “In the twelve years since it was founded, Millennium has come to be respected as one of the leading biopharmaceutical companies and it has an exciting set of opportunities. I look forward to contributing to the next chapter of the Company’s success.”

Mr. Friel joined PerkinElmer in 1999 and is responsible for business development, information technology and all financial functions. Prior to joining PerkinElmer, Mr. Friel held a variety of senior finance positions at AlliedSignal, Inc., now Honeywell International Inc., where he served as corporate vice president and treasurer from 1997 to 1999 and vice president of finance and administration of the Aerospace Engines business from 1992 to 1996. Mr. Friel also currently serves as a member of the Board of Directors of Fairchild Semiconductor Corporation.

About Millennium

Millennium Pharmaceuticals, Inc., a leading biopharmaceutical company based in Cambridge, Mass., markets VELCADE® (bortezomib) for Injection, a novel cancer product, co-promotes INTEGRILIN® (eptifibatide) Injection, a market-leading cardiovascular product, and has a robust clinical development pipeline of product candidates. The Company’s research, development and commercialization activities are focused in three therapeutic areas: oncology, cardiovascular, and inflammation. By applying its knowledge of the human genome, its understanding of disease mechanisms, and its industrialized drug discovery platform, Millennium is seeking to develop breakthrough products.

This press release contains “forward-looking statements,” including statements about the Company’s growth. Various important risks may cause the Company’s actual results to differ materially from the results indicated by these forward- looking statements, including: adverse results in its drug discovery and clinical development programs; failure to obtain patent protection for its discoveries; commercial limitations imposed by patents owned or controlled by third parties; the Company’s dependence upon strategic alliance partners to develop and commercialize products and services based on its work; difficulties or delays in obtaining regulatory approvals to market products and services resulting from its development efforts; product withdrawals; competitive factors; difficulties or delays in manufacturing the Company’s products; government and third party reimbursement rates; the commercial success of VELCADE and INTEGRILIN; achieving revenue consistent with internal forecasts; and the requirement for substantial funding to conduct research and development and to expand commercialization activities. For a further list and description of the risks and uncertainties the Company faces, see the reports it has filed with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.